CUSIP No. 698884103

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.1)*

PAR Technology Corporation

(Name of Issuer)

Common Stock, $0.02 par value per share

(Title of Class of Securities)

698884103

(CUSIP Number)

December 31, 2022

Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 698884103

1	Name of Reporting Person: MFN Partners, LP I.R.S. Identification No. of above Person (entities only) (voluntary)
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC USE ONLY
4	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,262,957
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,262,957

9	AGGREGATE AMOUNT BENEFICIALLY OWNED 1,262,957
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.6%*
12	TYPE OF REPORTING PERSON PN

*

Based on 27,289,779 shares of Common Stock outstanding as of November 4, 2022, as reported in the Issuer’s Report on Form 10-Q for the period ended September 30, 2022 filed with the Securities and Exchange Commission on November 9, 2022.

CUSIP No. 698884103

1	Names of Reporting Person: MFN Partners GP, LLC I.R.S. Identification No. of above Person (entities only) (voluntary)
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC USE ONLY
4	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,262,957
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,262,957

9	AGGREGATE AMOUNT BENEFICIALLY OWNED 1,262,957
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.6%*
12	TYPE OF REPORTING PERSON OO

*

Based on 27,289,779 shares of Common Stock outstanding as of November 4, 2022, as reported in the Issuer’s Report on Form 10-Q for the period ended September 30, 2022 filed with the Securities and Exchange Commission on November 9, 2022.

CUSIP No. 698884103

1	Names of Reporting Person: MFN Partners Management, LP I.R.S. Identification No. of above Person (entities only) (voluntary)
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC USE ONLY
4	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,262,957
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,262,957

9	AGGREGATE AMOUNT BENEFICIALLY OWNED 1,262,957
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.6%*
12	TYPE OF REPORTING PERSON IA, PN

*

Based on 27,289,779 shares of Common Stock outstanding as of November 4, 2022, as reported in the Issuer’s Report on Form 10-Q for the period ended September 30, 2022 filed with the Securities and Exchange Commission on November 9, 2022.

CUSIP No. 698884103

1	Names of Reporting Person: MFN Partners Management, LLC I.R.S. Identification No. of above Person (entities only) (voluntary)
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC USE ONLY
4	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,262,957
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,262,957

9	AGGREGATE AMOUNT BENEFICIALLY OWNED 1,262,957
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.6%*
12	TYPE OF REPORTING PERSON OO

*

Based on 27,289,779 shares of Common Stock outstanding as of November 4, 2022, as reported in the Issuer’s Report on Form 10-Q for the period ended September 30, 2022 filed with the Securities and Exchange Commission on November 9, 2022.

CUSIP No. 698884103

1	Names of Reporting Person: Michael F. DeMichele I.R.S. Identification No. of above Person (entities only) (voluntary)
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC USE ONLY
4	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,262,957
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,262,957

9	AGGREGATE AMOUNT BENEFICIALLY OWNED 1,262,957
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.6%*
12	TYPE OF REPORTING PERSON IN

*

Based on 27,289,779 shares of Common Stock outstanding as of November 4, 2022, as reported in the Issuer’s Report on Form 10-Q for the period ended September 30, 2022 filed with the Securities and Exchange Commission on November 9, 2022.

CUSIP No. 698884103

1	Names of Reporting Person: Farhad Nanji I.R.S. Identification No. of above Person (entities only) (voluntary)
2	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3	SEC USE ONLY
4	Citizenship or Place of Organization Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,262,957
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,262,957

9	AGGREGATE AMOUNT BENEFICIALLY OWNED 1,262,957
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.6%*
12	TYPE OF REPORTING PERSON IN

*

Based on 27,289,779 shares of Common Stock outstanding as of November 4, 2022, as reported in the Issuer’s Report on Form 10-Q for the period ended September 30, 2022 filed with the Securities and Exchange Commission on November 9, 2022.

CUSIP No. 698884103

AMENDMENT NO. 1 TO SCHEDULE 13G (FINAL AMENDMENT)

Reference is hereby made to the statement on Schedule 13G filed with the Securities and Exchange Commission by the Reporting Persons with respect to the Common Stock of the Issuer on May 9, 2022 (the “Schedule 13G”). Terms defined in the Schedule 13G are used herein as so defined.

The following Items of the Schedule 13G are hereby amended and restated as follows:

Item 4. Ownership

(a) through (c):

The information requested by these paragraphs is incorporated by reference to the cover pages to this Amendment No. 1 to Schedule 13G.

The shares reported herein are directly held by the Partnership. Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest therein.

Item 5. Ownership of Five Percent or Less of the Class

If this statement is being filed to report the fact that the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Common Stock, check the following:  ☒

CUSIP No. 698884103

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2023

MFN PARTNERS, LP

By:	/s/ Jonathan Reisman
Name:	Jonathan Reisman
Title:	Authorized Person

MFN PARTNERS GP, LLC

By:	/s/ Jonathan Reisman
Name:	Jonathan Reisman
Title:	Authorized Person

MFN PARTNERS MANAGEMENT, LP

By:	/s/ Jonathan Reisman
Name:	Jonathan Reisman
Title:	Authorized Person

MFN PARTNERS MANAGEMENT, LLC

By:	/s/ Jonathan Reisman
Name:	Jonathan Reisman
Title:	Authorized Person

FARHAD NANJI

/s/ Farhad Nanji
Farhad Nanji, individually

MICHAEL F. DEMICHELE

/s/ Michael F. DeMichele
Michael F. DeMichele, individually